FOR IMMEDIATE RELEASE
February 23, 2005

For further information contact:
Craig Montanaro
First Vice President
Kearny Financial Corp.
(973) 244-4500

                             KEARNY FINANCIAL CORP.
                             ANNOUNCES COMPLETION OF
                             MINORITY STOCK OFFERING

Fairfield,  New Jersey,  February 23, 2005 - Kearny Financial Corp. (Nasdaq NMS:
KRNY) (the "Company"), the holding company of Kearny Federal Savings Bank, announced today that it closed its minority stock offering at the close of business today, February 23, 2005. Kearny MHC, which formerly owned 100% of the Company, now holds 50,916,250 shares, or 70% of the Company's outstanding common stock, and 21,821,250 shares, or 30% of the outstanding common stock, were issued to subscribers in the offering, including 1,745,700 shares issued to the Kearny Federal Savings Bank Employee Stock Ownership Plan.

Shares of the Company are expected to begin trading on Thursday, February 24, 2005, on the Nasdaq National Market under the symbol "KRNY."

The offering was oversubscribed by the Bank's tier one eligible account holders, i.e., depositors of the Bank having eligible deposits as of March 31, 2003. Accordingly, tier one eligible account holders will have valid orders filled in accordance with the allocation procedures set forth in the Company's plan of stock issuance. Supplemental eligible account holders as of September 30, 2004 and other depositors at Kearny Federal Savings Bank as of November 30, 2004 will not have orders filled. If you are a tier one eligible account holder and would like to confirm your allocation, please contact the Stock Information Center at
(866) 424-2161. The Stock Information Center will open at 9:00 a.m. on Thursday, February 24, 2005.

Sandler O'Neill & Partners, L.P. acted as financial advisor to the Company in connection with the offering and managed the subscription offering. Malizia Spidi & Fisch, PC acted as special counsel to the Company.

Kearny Financial Corp. is the holding company for Kearny Federal Savings Bank, which operates from its main office in Kearny, New Jersey, and twenty-four branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At December 31, 2004, the Company had total assets, deposits and stockholders' equity of $1.89 billion, $1.49 billion and $302.2 million, respectively.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.